Exhibit 10.1

One TSYS Way

Post Office Box 1755

Columbus GA 31902-1755

www.tsys.com

September 21, 2017

Pamela A. Joseph

4020 Heatherwood Way

Roswell GA 30075

Dear Pam:

This letter is provided to you in connection with our conversation regarding your amicable separation from Total System Services, Inc. (the “Company”).

You will receive your regular compensation through September 30, 2017 (your “Separation Date”), less applicable federal and state withholding and FICA taxes. Accrued but unpaid vacation will be paid in accordance with Company policy. Unused holidays and PDO will be forfeited.

If you are participating in the Company’s group health and welfare plans, your coverage will terminate on September 30, 2017, except as specifically provided in this Agreement. By separate correspondence you will receive information regarding your rights to continue your group health insurance under COBRA.

Because of your service with the Company, we are offering you the separation package described below in return for certain commitments on your part. If you decide to accept this offer, you may do so by signing a copy of this letter at the place provided. This letter will then serve as a formal agreement between you and the Company (the “Letter Agreement”).

The parties agree to the following terms and provisions:

1.   Separation Pay.  In exchange for the release and other commitments you make in this Letter Agreement, and subject to your compliance with the terms and conditions of this Letter Agreement, the Company agrees to pay you the sum of Two Million Two Hundred Seventy Five Thousand Dollars and No Cents ($2,275,000), less all applicable withholdings (the “Separation Pay”).  The Separation Pay will be paid as follows:

Pamela A. Joseph

September 21, 2017

(a)  The Company will pay you $360,000 in substantially equal installments over a period of six (6) months in accordance with the Company’s customary payroll practices (each such installment payment, a “Separation Payment”), beginning on the Company’s first payroll period that is at least ten (10) days after your Separation Date (but with the first Separation Payment being a lump sum payment covering all payment periods from your Separation Date through the date of such first payment), provided this Letter Agreement has become final and irrevocable by such time.

(b)  The Company will pay you $1,375,000 in a lump sum on a date that is no later than March 15, 2018, which shall include an amount attributed to your 2017 Annual Bonus and other consideration.

(c)  The Company will pay you $540,000 in a lump sum on or around January 1, 2019, which amount shall also be defined as a Separation Payment.

(d)  Your ongoing compliance with the provisions contained in Paragraphs 3(b) and 4 through 10 of this Letter Agreement is a condition precedent to the Company’s obligation to continue to make any of the payments described above.  In the event you breach any of such provisions, your right to receive future payments will be automatically forfeited and you shall promptly repay to the Company 90% of any Separation Pay you previously received, but excluding that portion of the Separation Pay attributed to the pro rata portion of your 2017 Annual Bonus, which pro rata portion is $525,000.

2.   Release.

(a)  Release by You.  In return for the Separation Pay, you  unconditionally release the Company, its affiliates and related entities, and each of their respective current and former officers, directors, shareholders, managers, employees, employee benefit plans and fiduciaries, insurers, agents, trustees, transferees, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately and severally, from each and every action, claim, right, liability or demand of any kind or nature that you had, have now or might later claim to have against any of the Released Parties, known or unknown, including, but not limited to, any and all claims in connection with your employment relationship and the termination of your employment relationship, including, but not limited to, any claims relating to compensation, equity, vacation and employee benefits (with the exception of any vested benefits provided under a written benefit plan maintained by the Company). Specifically included in your release are all employment claims and any other claims arising under the Employee Retirement Income Security Act of  1974, the various Civil Rights Acts, including, but not limited to, the Civil Rights Act of 1866, the Civil Rights Act of 1964, and the Civil Rights Act of 1991, Equal Pay Act of 1963, Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act (the “ADEA”), Rehabilitation Act of 1973, Occupational

Pamela A. Joseph

September 21, 2017

Safety and Health Act, Immigration Reform and Control Act of 1986, Americans with Disabilities Act, Employee Polygraph Protection Act of 1989, Family and Medical Leave Act, Genetic Information Nondiscrimination Act of 2008, and any amendments to  the foregoing laws. You understand that the claims you are releasing by signing this Letter Agreement are not limited to claims arising under the specific laws referenced in the preceding sentence, but include all rights and claims under any federal, state and local employment laws and any other statutory or common law causes of action relating in any way to your employment or separation from employment with the Company.  The release set forth in this Paragraph 2(a) does not apply to (i) the payments and benefits to be provided under this Letter Agreement, (ii) your rights to any vested benefits provided under any written benefit plan maintained by the Company, including but not limited to the TSYS Deferred Compensation Plan, the TSYS Retirement Savings Plan or the vested stock rights described in Exhibit A (the “Vested Stock Rights”), (iii) any rights to indemnification or insurance coverage conferred upon you as an officer, director or employee of the Company, (iv) any claims that may arise after the date you sign this Letter Agreement, or (v) any claims for which releases are not permitted by law.

Furthermore, the release set forth in this Paragraph 2(a)  is not intended to limit in any way your right or ability to cooperate with the EEOC, the SEC, the NLRB or any other comparable state or local agencies (singularly referred to herein as an “Enforcement Agency” and collectively as “Enforcement Agencies”). Enforcement Agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, filing suit in their own name, or taking any other action authorized by statute.  You retain the right to participate in any action brought by the Enforcement Agencies and to communicate with any Enforcement Agency, regardless of whether such communication is initiated by you or by an Enforcement Agency. By signing this Letter Agreement, you do, however, waive your right to a monetary recovery or other individual relief should an Enforcement Agency pursue any claims on your behalf.

(b)  Release by the Company. Except for your obligations under this Letter Agreement, the Company hereby releases you from each and every action, claim, right, liability or demand of any kind or nature that the Company had, has now or might later claim to have against you, known or unknown, based on any act or omission that has allegedly occurred through the date this Letter Agreement is executed by a duly authorized representative of the Company. The release set forth in this Paragraph 2(b) does not apply to any claims that cannot be released as a matter of law, such as those that arise after the date the Company executes this Agreement, or any claims based on a breach of your fiduciary duty, fraud or intentional misconduct.

3.   You agree as follows:

(a)  No Additional Compensation.  The severance benefits provided pursuant to

Pamela A. Joseph

September 21, 2017

Paragraph 1 are in addition to any benefits to which you are already entitled.  Upon receipt of the payments and benefits referenced in this Letter Agreement, you will have received all compensation, bonuses and other benefits due you by virtue of your employment with the Company, and no additional compensation or bonuses are due you now or in the future. This Letter Agreement, however, in no way affects your entitlement to any funds currently in your accounts in the employee stock purchase and retirement plans of the Company, including but not limited to the TSYS Deferred Compensation Plan, the TSYS Retirement Savings Plan or your Vested Stock Rights.  The benefits (if any) under the plans described above will be payable to you in accordance with the terms of the individual plans.

(b)  Confidentiality. Except to the extent necessary to comply with your obligations under Paragraph 13 of this Letter Agreement prior to the filing of the Company’s third quarter Quarterly Report Form 10-Q which is expected to be filed on or about November 7, 2017, the terms and conditions of this Letter Agreement, including the compensation to be paid to you under this Letter Agreement, are to be kept strictly confidential, and may not be disclosed to anyone other than your spouse, your attorney and your tax advisor.  However, it shall not be a violation of this Agreement for its terms and conditions to be disclosed prior to November 7, 2017, pursuant to any lawful subpoena issued by a court of competent jurisdiction, as necessary in any investigation conducted by a government agency for enforcement of laws, or as necessary in any legal proceeding to adjudicate the parties’ respective rights and obligations under this Agreement.

(c)  Consultation with Attorney.  You are aware you have the right to discuss every aspect of this Letter Agreement with your attorney. You acknowledge that you have had sufficient opportunity to consider the contents of this Letter Agreement.

4.   Cooperation. You agree to cooperate with the Company Group (as defined below) and be reasonably available to confer with the Company Group with respect to continuing and/or future matters related to the period during which you were employed by the Company (including, without limitation, promptly responding to requests for information and appearing at the Company Group’s request to give truthful testimony without requiring service of a subpoena or other legal process).  When requesting your cooperation pursuant to this Paragraph, the Company will make a commercially reasonable effort to accommodate your scheduling constraints, and the Company will reimburse you for all reasonable out of pocket expenses you incur in rendering such services.  The “Company Group” means the Company and any entity from time to time owned or controlled by the Company.

5.   Board of Directors/Officer. Your acceptance of this Agreement will serve as your resignation from the Company Board of Directors, effective September 30, 2017. Further, if requested, you agree to execute a separate letter addressed to the Company Board of Directors memorializing your resignation from the Board. Your services as President and COO will

Pamela A. Joseph

September 21, 2017

likewise terminate effective September 30, 2017. None of the Separation Pay provided for in Paragraph 1 is being paid in connection with your resignation from the Board of Directors.

6.   Protection of Confidential Information.

(a)  Non-Disclosure of Confidential Information. You agree to hold in confidence all Confidential Information (as defined below) and you shall not, either directly or indirectly, use, transmit, copy, publish, reveal, divulge or otherwise disclose or make accessible any Confidential Information to any person or entity without the prior written consent of the General Counsel of the Company. Your obligation of non-disclosure as set forth herein shall continue for so long as the information in question continues to constitute Confidential Information.  The restrictions in this Paragraph 5(a) are in addition to, and not in lieu of, your obligations arising under the Company Group’s  policies, ethical rules, applicable law, or any other contract or agreement.  Nothing in this Letter Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company Group has under applicable law related to the protection of confidential information or trade secrets.

(b)  Definition of Confidential Information. “Confidential Information” means data or information relating to the business of the Company Group that has been disclosed to you, or of which you have become aware, as a consequence of or through your relationship with the Company Group and which has value to the Company Group or, if owned by someone else, has value to that third party, and is not generally known to the Company Group’s competitors. Confidential Information includes, but is not limited to, trade secrets, information regarding clients, contractors and the industry not generally known to the public, strategies, methods, books, records and documents, technical information concerning products, equipment, services and processes, procurement procedures, pricing and pricing techniques, information concerning past, current and prospective clients, investors and business affiliates, pricing strategies and price curves, plans or strategies for expansion or acquisitions, budgets, research, financial and sales data, communications information, evaluations, opinions and interpretations of information and data, marketing and merchandising techniques, electronic databases, models, specifications, computer programs, contracts, bids or proposals, technologies and methods, training methods and processes, organizational structure, non-public personnel information, payments or rates paid to consultants or other service providers, and other such confidential or proprietary information, whether such information was developed in whole or in part by you, by others in the Company Group or obtained by the Company Group from third parties, and irrespective of whether such information has been identified by the Company as secret or confidential. Confidential Information does not include any data or information  that has been voluntarily disclosed to the public  by the Company Group (except where such public disclosure has been made by you or another person without

Pamela A. Joseph

September 21, 2017

authorization) or that has been independently developed and disclosed  by others, or that otherwise enters the public domain through lawful means.

(c)  Notice to Company Group. In the event you are requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, you shall promptly notify the General Counsel of the Company in writing (in no event later than five (5) business days prior to the disclosure unless disclosure is required in less than five (5) business days, in which event you shall notify the General Counsel as soon as possible), so that the Company Group may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Letter Agreement. You agree to cooperate with the Company Group to preserve the confidentiality of such Confidential  Information  consistent  with applicable law or court order, and shall use the your best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

7.   Protection Against Unfair Competition.

(a)  Non-competition. For a period of fifteen (15) months following your Separation Date (i.e., through December 31, 2018), you shall not, directly or indirectly, whether personally or through another person or entity, perform any of the Prohibited Activities (as defined below) in the Territory (as defined below) or any part thereof for or on behalf of yourself or any other person or entity in competition with the Business of the Company Group (as defined below) or any part thereof, without the prior written consent of the Chief Executive Officer of the Company.

(b)  Definition of Prohibited Activities. “Prohibited Activities” means activities of the type conducted, provided, or offered by you for  or on behalf of the Company Group since May 1, 2016, including, without limitation, supervisory, management, operational, business development, maintenance of client relationships, corporate strategy, community relations, public policy, regulatory strategy, sales, marketing investor relations, financial, accounting, human resources, technical and other similar or related activities and including service  as a director or in any similar capacity without the prior written consent of the Chief Executive Officer of the Company.

(c)  Definition of the Territory. The “Territory” means the United States of America, Europe, Brazil, China, and all inhabited areas of the world in which the Company Group does business, which you acknowledge is the geographic area for which you were responsible during your employment with the Company.

(d)  Definition of the Business of the Company Group. The “Business of the Company Group” means the business of (i) providing payment processing services to financial institutions and nonfinancial entities, (ii) providing merchant acquiring solutions and related systems and integrated support services to merchant acquiring and merchants,

Pamela A. Joseph

September 21, 2017

and related payment services to financial institutions and nonfinancial entitites, and (iii) providing general-purpose reloadable prepaid debit cards and payroll cards and alternative financial services to underbanked consumers and others.

8.   Non-solicitation of Clients.

(a)Non-solicitation. For a period of fifteen (15) months following your Separation Date (i.e., through December 31, 2018), you shall not, directly or indirectly, (i) solicit or attempt to solicit any Client (as defined below) or Prospective Client (as defined below) for the purpose of providing products or services that are competitive with those provided by the Company Group, or (ii) cause or attempt to cause any Client or Prospective Client to not do business with the Company Group or to discontinue or reduce its business with the Company Group.

(b)Definition of Client.  A “Client” means any business entity that is currently a client of the Company Group.

(c)Definition of Prospective Client.  A “Prospective Client” means any business entity the Company Group has been in contact in an effort to persuade such business entity to become a client.

9.   Non-solicitation of Employees. For a period of fifteen (15) months following your Separation Date (i.e., through December 31, 2018), you shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company Group on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom you had contact while employed by, or serving as a director of, the Company, for purposes of inducing such person to leave the employment of the Company Group.

10. Non-disparagement. You will not in any way malign or disparage the Company or any of its directors, officers, managers or employees at any time in the future. Similarly, the Company will instruct its current directors and all members of the Company’s  Executive Leadership Team (“ELT”) not to malign or disparage you and will take reasonable steps to ensure compliance with such instruction; disparagement of you by any such individual will be deemed a breach of this provision by the Company.  Notwithstanding  the foregoing, this Paragraph 10 does not in any way restrict or impede either party from exercising protected  rights to the extent that such rights cannot  be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

11. Enforcement. You acknowledge that the restrictions contained in Paragraphs 3(b) and 5 through 10 of this Letter Agreement are reasonable and necessary to protect the legitimate interests of the Company Group, and that the Company would not have entered into this Letter Agreement in the absence of such restrictions. By reason of the foregoing, you acknowledge and agree that a breach of any of the provisions set forth in Paragraphs 3(b) and

Pamela A. Joseph

September 21, 2017

5 through 10 above would cause irreparable damage to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, you agree that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company Group shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, to enforce such provisions. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

12. Tolling.  In the event the enforceability of any restrictive covenant set forth in this Letter Agreement is challenged in a claim or counterclaim in court during the time period applicable to such restrictive covenant, and you are not immediately enjoined from breaching such restrictive covenant, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time period set forth in the challenged restrictive covenant shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of such restrictive covenant until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent you comply with such restrictive covenant during such challenge, the time period set forth in the challenged restrictive covenant shall not be deemed tolled.

13. Notice to Subsequent Employer. For a period of fifteen (15) months following your Separation Date (i.e., through December 31, 2018), you agree to notify any prospective employer or entity for which you would serve as a member of the board of directors of such entity or in a similar capacity of the existence and terms of the provisions set forth in Paragraphs 5 through 12 above. In addition, you authorize the Company Group to provide a copy of such provisions to such third parties, including but not limited to your subsequent, anticipated, or possible future employers or entities with respect to which you may serve or intend to serve on the board of directors or in a similar capacity.

14. No Admission of Liability. The Company Group and its agents expressly deny that they have any liability to you, and this Letter Agreement is not to be construed as an admission of any such liability.

15. Representations. You represent and warrant that (a) you have received  all compensation, benefits and reimbursements  due from the Company Group through the Separation Date (with the exception of the payments and benefits to be provided pursuant to this Letter Agreement and the accounts held for your benefit under the TSYS Deferred Compensation Plan and the TSYS Retirement Savings Plan, and the payments you will be entitled to upon exercise of any Vested Stock Rights); (b) you have returned all Company Group property in your possession or control and you have permanently deleted any confidential or proprietary information stored on any networks, computers or information storage devices that are not owned by the Company Group but within your possession or control; (c) you have provided the Company with all passwords, security codes, and account access information in your knowledge, possession or control relating to any financial accounts, records, computers,

Pamela A. Joseph

September 21, 2017

mobile devices or online services used by you in connection with your employment with the Company; (d) you have suffered no work-related injury or occupational disease while employed with the Company; (e) you are not aware of any activity by the Company or any other Released Party that you believe to be unlawful or potentially unlawful; (f) you have filed no claim, charge, suit or other action or proceeding against the Company or any other Released Party; and (g) you have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Letter Agreement.

16. Permitted Disclosures. Notwithstanding any other provision of this Letter Agreement, you are not prohibited from reporting possible violations of federal or state law or regulation to any Enforcement Agency, or making other disclosures that are protected under federal or state law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

Notwithstanding any other provision of this Letter Agreement, without prior notification to you, the Company may make appropriate public disclosure of the existence and terms of this Letter Agreement to the extent required to satisfy its obligations under the provisions of applicable federal and state securities laws.

17. Miscellaneous. Except as expressly set forth herein, this Letter Agreement contains all understandings between you and the Company regarding your separation from employment and your post-termination restrictive covenants and supersedes all prior agreements and understandings relating to the same subject matter. Specifically, and without limitation, this Letter Agreement modifies any and all post-employment restrictive covenants in connection with:  your Stock Option Agreement effective February 17, 2017 (Section 9 and Exhibit A thereto), your Stock Option Agreement (“Exhibit A-1”) effective May 6, 2016 (Section 9 and Exhibit A thereto); your Stock Option Agreement (“Exhibit A-2”) effective May 6, 2016 (Section 9 and Exhibit A thereto); and your Performance Share Agreement (“Exhibit B-2”) effective May 6, 2016 (Section 4 and Exhibit A thereto); and all other post-employment restrictive covenant agreements between you and the Company.  This Letter Agreement may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in writing by you and the Company.  If any clause or any portion of this Letter Agreement is determined to be void or unenforceable for any reason, the remaining clauses and portions of this Letter Agreement shall not be affected and shall remain in full force and effect.  In the event a court of competent jurisdiction determines that any restrictive covenant set forth in this Letter Agreement is excessive in duration or scope or is otherwise unenforceable as drafted, it is the intent of the parties that such restriction be modified by the court to render it enforceable to the maximum extent permitted by law. This Letter Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Georgia. Any action arising under or related to this Letter Agreement, your employment with the Company, or the cessation of your employment with the Company, shall be filed exclusively in the state or federal courts with jurisdiction over Gwinnett

Pamela A. Joseph

September 21, 2017

County, Georgia and/or Muscogee County, Georgia, and each of the parties hereby consents to the jurisdiction and venue of such courts.

18. Section 409A. Payments pursuant to this Letter Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Letter Agreement will be administered, interpreted, and construed accordingly. Notwithstanding any other provision of this Letter Agreement, payments provided under this Letter Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. All payments under this Letter Agreement are intended to be treated as separation pay due to an involuntary separation from service and/or as a short-term deferral and as such are intended to be excluded from Section 409A to the maximum extent possible under these and/or other applicable exemptions.  Any payment to be made under this Letter Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  To the extent any payments provided under this Letter Agreement are to be made in installments, each installment shall be designated as a separate payment under Section 409A.  Notwithstanding the foregoing, the Company  makes no representations  that the payments and benefits provided under this Letter Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of any non-compliance  with Section 409A.

Any provision of this Letter Agreement to the contrary notwithstanding,  if at the time of your separation from service, the Company determines that you are a  “specified employee,” within the meaning of Section 409A, then to the extent any payment or  benefit that you become entitled  to under this Letter Agreement on account of  such separation from  service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of your death (the “Delay Period”). Upon  the  expiration  of  the  Delay  Period,  all  payments  and  benefits  delayed pursuant to this Paragraph 18 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to you in a lump sum on the first business day after the Delay Period, and any remaining payments and benefits due under this Letter Agreement  shall be paid or provided in accordance with the normal payment dates specified for them herein.

Please take this Letter Agreement with you and consider it carefully.

In accordance with the ADEA, you have a period of twenty-one (21) days from the date this Letter Agreement was initially provided to you within which to consider this Letter Agreement, which includes a waiver of claims under the ADEA. The Company encourages you to seek the advice of counsel regarding whether to enter into this Letter Agreement. Unless you return the signed Letter Agreement within the twenty-one (21) day ADEA review period, you will not receive the Separation Pay described in Paragraph No. 1.  If you choose not to wait twenty-one (21) days to

Pamela A. Joseph

September 21, 2017

execute this Letter Agreement, which is solely your choice, you acknowledge that it is because you freely and voluntarily chose to execute this Letter Agreement before that time. You agree that any changes made to this Letter Agreement after it was initially delivered to you, whether material or immaterial, do not restart the 21-day period described in this Paragraph.

Once you execute this Letter Agreement, you will have seven (7) days from the date of execution to revoke by providing notice of revocation to the Company. Any such notice of revocation must be in writing and delivered to G. Sanders Griffith, III, General Counsel, Total System Services, Inc., One TSYS Way, Columbus, Georgia 31901, in a manner calculated to ensure receipt by 11:59 p.m. Eastern Time on the seventh (7th) day following the date of your execution of this Letter Agreement. In the event you revoke, such revocation shall be limited and effective only as to the waiver of claims under the Age Discrimination in Employment Act, which will in turn result in a reduction of the total Separation Pay from $2,275,000 to $2,025,000. All other terms of the Letter Agreement will remain fully enforceable.

Should you have any questions about this Letter Agreement, please feel free to discuss them with me.

Sincerely,

/s/ M. Troy Woods
M. Troy Woods
Chief Executive Officer
TSYS

Pamela A. Joseph

September 21, 2017

PLEASE READ CAREFULLY: This Letter Agreement includes a release of all known and unknown claims, with the exception of claims related to payments and benefits set forth in this Letter Agreement, to your rights under any written benefit plan maintained by the Company, to any claims that arise after the effective date of this Letter Agreement, and to any rights to indemnification or insurance coverage conferred upon you as an officer, director or employee of the Company. You are advised to consult with an attorney prior to executing this Letter Agreement.

ACCEPTANCE

I have carefully read this Letter Agreement. I understand that I have the right to consult with an attorney before signing it and I have had the opportunity and sufficient time to seek advice. I fully understand the contents and the legal significance of this Letter Agreement, and I willingly, voluntarily and knowingly accept and agree to each of its terms.

September 21, 2017	/s/ Pamela A. Joseph
Pamela A. Joseph

Exhibit “A”

Pamela A. Joseph – Vested Stock Rights

1.14NQLTIPPJ award dated 05/06/2016.

2.16NQLTIPPJ award dated 05/06/2016.